November 26, 2007
For Immediate Release
Contact:	Anthony Brady, Marketing
433-4189

The Wilber Corporation Promotes Sutaris

The Wilber Corporation (“the Company”), parent Company of Wilber National Bank (“the Bank”), announced today the promotion of Joseph E. Sutaris, 40, to the position of Executive Vice President.  Mr. Sutaris, who also serves as the Company’s Secretary, Treasurer and Chief Financial Officer, was promoted by the Board of Directors at its November 20th meeting.

In his new position as the Executive Vice President and Chief Financial Officer of Company, Mr. Sutaris will continue to oversee all of the financial reporting, financial management and accounting systems and policies of the Company.  He will also assume a more vital role in planning and implementing the Company’s business strategies.

Mr. Sutaris said, “I am extremely pleased with the promotion and vote of confidence received from our Board of Directors.  I look forward to executing the Company’s growth plan alongside our President and Chief Executive Officer, Douglas C. Gulotty, and the rest of the Company’s management team.  Wilber is a great Company with solid roots in Central New York and I am proud and honored to be a part of its history.”

Mr. Gulotty commented, “Joe has made many critical contributions to our Company over the last 13 years.  I appreciate Joe’s support in helping to execute our strategic plan to serve our customers, create shareholder value and make vital contributions to our local economy and communities.  I also look forward to executing our growth plan over the coming years with Joe and the Company’s strong management team at my side.”

Mr. Sutaris also serves as the Executive Vice President, Chief Financial Officer and Secretary of the Bank, Board Member of the Company’s New York State licensed mortgage banking subsidiary, Provantage Funding Corporation, Vice President and Secretary of the Bank’s subsidiary, Wilber REIT, Inc. and Manager of the Bank’s insurance agency subsidiary, Mang-Wilber, LLC.

A resident of Oneonta, Mr. Sutaris joined The Wilber Corporation as Corporate Planning and Development Officer in 1995.  Prior to joining Wilber, Mr. Sutaris served as an Assistant Vice President for Balder Management Ltd. (Somerset, NJ) and Starling Holding Ltd. (Cayman Islands, B.W.I.).

Mr. Sutaris holds a Bachelor’s degree in economics and an MBA in finance from Rutgers University.  He is also a graduate of the New York Bankers Association Management School for Career Development and the American Bankers Association Stonier School Graduate School of Banking at Georgetown University.

Mr. Sutaris serves on the Board of Directors of the National Soccer Hall of Fame (Oneonta, NY).  He is also the past President of the Oneonta Family YMCA and currently serves on its Board of Trustees.  Mr. Sutaris is an advisory Board Member for Meridian Venture Partners II, L.P., a small business investment company licensed by the Small Business Administration based in Radnor, PA.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of central and upstate New York.  The Wilber Corporation is the parent of Wilber National Bank and Provantage Funding Corporation. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties and two loan production offices located in Syracuse, New York and Clifton Park, New York. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending. The Bank provides personal trust, agency, estate administration, and retirement planning services for individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and, mutual funds through a third party broker-dealer firm and a full line of life, health, and property and casualty insurance products through its insurance agency subsidiary, Mang–Wilber LLC.  The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

Provantage is a licensed New York State mortgage banker headquartered in Clifton Park, New York.  Provantage offers a large variety of residential mortgage products that fit the needs of most consumers.  It is also a HUD endorsed lender, providing government FHA loans.  Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady, and Albany counties.  Additional information about Provantage can be found at its website: www.ProvantageFunding.com.

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